Exhibit 21.1

SUBSIDIARIES OF FORGE GLOBAL, INC.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Equidate Holdings LLC	Delaware, U.S.
Forge EOF LLC	Delaware, U.S.
Equi LLC	Delaware, U.S.
Forge Global Advisors LLC	Delaware, U.S.
Forge Services, Inc.	California, U.S.
Forge Offshore Limited	Cayman Islands
Forge Data LLC	Delaware, U.S.
Forge Financial Holdings Inc.	Delaware, U.S.
Forge Markets LLC	Delaware, U.S.
Forge Trust Co.	South Dakota, U.S.
Forge Asia Limited	Hong Kong, China
SharesPost China Limited	Cayman Islands
Forge Securities LLC	Delaware, U.S.
SharesPost Financial Corporation	California, U.S.
Forge Lending LLC	California, U.S.
Forge Research LLC	Delaware, U.S.
SharesPost Asia Pte. Ltd.	Singapore
SharesPost Securities, LLC	California, U.S.
Forge Investments SPC	Cayman Islands
Forge Investments II SPC	Cayman Islands